UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
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Warwick Valley Telephone Company, Inc.

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Herbert Gareiss, Jr.
President & CEO
April 21, 2006
Dear Fellow Shareholder:
For the past several years, Santa Monica Partners, LP, SMP Asset Management and Mr. Lawrence J. Goldstein (“Santa Monica”) have waged a campaign against your Company that has been highly disruptive, distracting to management, staff and the Board, and has been costly to your Company. Now, in the latest installment of its campaign, Santa Monica has sued your Company, filed proxy material that we believe is in violation of the rules of the Securities and Exchange Commission (“SEC”), and commenced a campaign to elect its own directors, whose nominations we believe are in violation of your Company’s by-laws.
As part of its campaign, Santa Monica may have contacted you by phone and/or sent you proxy material seeking your vote on a GREEN proxy card. We strongly urge you to REJECT this solicitation of your vote and NOT return Santa Monica’s GREEN proxy card.
We encourage shareholders to read this letter and the enclosed supplemental proxy material that explains our position on these matters. We are also asking you to reconfirm your vote. This can be accomplished by promptly completing and returning the enclosed WHITE proxy card from your Board. Now is the time for shareholders to support your Board and show Santa Monica that it is time for it to stop its campaign.
Do Not Vote for the Santa Monica Director Nominees
We believe shareholders should not vote for the Santa Monica director nominees for the following reasons1:
•	We believe the Santa Monica nominations violate the advance notice provision of the Company’s by-laws.

•	We believe that the definitive proxy material filed by Santa Monica violates SEC proxy rules.

•	Votes on Santa Monica’s GREEN proxy card may not be valid and may not count as voted shares, depending on the outcome of pending litigation.

•	We believe that the Santa Monica nominees do not possess the qualifications necessary to guide WVT and represent all shareholders.
•	Mr. Lynn Pike. Santa Monica’s proxy material contends that in 2004 the Board fired then President and CEO Mr. Lynn Pike. Suffice it to say, that

[1]	Please refer to supplemental material enclosed for details.

since the departure of Mr. Pike, the Company has become more effective in planning for modernization and has restructured other functions in the Company to make them more useful and efficient. It has also made progress in re-establishing working relationships that had frayed.

When Mr. Pike was President and CEO of the Company, Mr. Goldstein sent numerous e-mails to Mr. Pike questioning the Company’s direction, the Company’s performance and the stock price. In light of this, we must wonder why Santa Monica now wants him back on the Board. In addition, we must question Mr. Pike’s own personal agenda in allying himself with the dissident group.

•	Mr. Peter Saulnier. We believe Mr. Saulnier lacks the kind of telecom experience attributed to him. Mr. Saulnier’s telecom experience has been with a so-called aggregator, which is like a holding company, not an operating company. He was their CFO for a few years and worked, not in the trenches, but in corporate headquarters in a state where they did not own any properties.

We take issue with Santa Monica’s contention in its proxy material that Mr. Saulnier knows Warwick “first hand,” whatever that may mean. We are not aware that he has ever had any direct contact with the Company. He has also certainly not assisted in the Company’s management.
•	We believe that directors who are affiliated with Santa Monica are likely to constitute a divisive and disruptive element on your Board.
Vote for the WVT Director Nominees
Santa Monica contends that the Board lacks relevant experience. The Board’s nominees Directors DeValentino, Mello, Bloss, as well as existing Board members Demarest and Gareiss, have devoted substantial portions of their lives to the telecommunications industry, either at the Company or elsewhere. Mr. Alario is an accomplished CPA and brings substantial knowledge of accounting and finance to the Board.
Santa Monica’s Misstatements and Innuendo
Over the years, the Company has often had to clarify misleading information that Santa Monica has spread in its supposed efforts to “inform” you. It is, therefore, not surprising to find that an April 12, 2006 letter from Santa Monica to shareholders contains what we believe to be misleading assertions and mischaracterizations. Please see our responses below to some of Santa Monica’s mischaracterizations.
Santa Monica blames the Company’s management for the fact that the Company’s stock rose more slowly in the past year than did an index of telecommunications stocks. The index that Santa Monica appears to have used consists largely of equipment manufacturers, rather than wire line telephone companies like the Company. But notice something much more significant: WVT’s stock price rose, despite the Company’s long history of activity in the ordinary business of selling telephone service, and the cost and delay created by having to comply with the internal control requirements of the Sarbanes-Oxley Act. Almost every telephone company has experienced declining revenues from classic telephone service.

Santa Monica’s inability to understand the world in which the Company actually lives goes deep. Once, in an e-mail to the Company, Santa Monica stated that the internal control provisions of Sarbanes-Oxley Act did not even apply to the Company.
Santa Monica’s assertions about what the Company’s dividends could have been are mere speculation, and reflect the kind of disembodied arithmetic in which Santa Monica so often engages. Typically, speculations of this kind on the part of Santa Monica follow from its apparent unwillingness or inability to understand that the Company is in substantial part a regulated business, that it has duties to both shareholders and customers, and that some of its assets cannot simply be bought or sold by simply signing a contract.
The Company did indeed decide to borrow additional funds from CoBank at the expiration of the commitment of its loan. The rationale behind this was not to waste money on interest (much of which is covered by interest on the corresponding bank deposit in any event), but because it is costly and time-consuming to obtain regulatory approvals for any new loan. This we feel is a sound business decision.
Santa Monica’s conception of management is equally misguided. The Company did not “lose” its other executives. One retired after 43+ years of deeply appreciated service, and the position of another was phased out in a step toward reorganizing the Company for greater efficiency. The Company’s president, Herb Gareiss, is managing an intentionally leaner Company, but he is certainly not alone. Mike Cutler, the Chief Financial Officer, has been providing unflagging and extremely competent accounting and financial advice, and the Company has hired specialists to fill targeted positions rather than bringing more generalists aboard.
The Company is not auctioning itself off, nor is it doing what Santa Monica’s resolution of last November called for. It is thoroughly evaluating all of its strategic options. That includes, as previously reported, the possibility of selling all or a part of the Company, but it also includes the possibility of a well thought-out acquisition and the continuation of efforts to modernize and expand the Company’s business internally. In the course of this process, which requires care, thoughtfulness and discretion, directors who are affiliated with someone like Santa Monica, whose style of operation appears to rely on spreading baseless insinuations about the Company’s operations, staff and directors and making careless proposals, will hurt your Company, not help it.
Thank you for your continued support,
/s/ Herbert Gareiss, Jr.
Herbert Gareiss, Jr.
President & CEO
On Behalf of Your Board of Directors

What You Should Do
•	If you have not yet voted, please sign, date and return the enclosed WHITE proxy card voting FOR proposals 1, 2 and 3; and AGAINST proposal 4.

•	If you have already voted, we ask you to reconfirm your vote by signing, dating and returning the enclosed WHITE proxy card – remember; only the latest dated card counts. Please vote FOR proposals 1, 2 and 3; and AGAINST proposal 4.

•	We urge you NOT to sign any GREEN proxy card sent to you by Santa Monica Partners, not even as a vote of protest. To show your support of the Board of Directors and the Company, merely discard any GREEN proxy cards that you receive.

•	If your shares are held in the name of a broker, you must return your WHITE proxy to your broker or bank in order for your shares to be voted as recommended by your Board. DO NOT return your proxy to Warwick. DO NOT bring your proxy to the annual meeting to vote.
If you have any questions on how to vote your shares, please call our proxy solicitor:
MORROW & CO., INC. at (800) 662 — 5200